Sullivan & Worcester LLP
                                   1666 K Street, NW
                                   Washington, DC 20006
                                   www.sandw.com
                                   T 202 775 1200
                                   F 202 293 2275



                                                              December 17, 2004


Evergreen Disciplined Value Fund
200 Berkeley Street
Boston, Massachusetts 02116

SouthTrust Value Fund
420 North 20th Street
Birmingham, Alabama 35203

         Re: Reorganization of SouthTrust Value Fund into a Series of a Delaware Statutory Trust (Evergreen Equity Trust)


Ladies and Gentlemen:

         You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

                           Parties to the Transaction

         SouthTrust Value Fund ("Original Fund") is a series of SouthTrust Funds ("Original Trust"), a Massachusetts business trust.

         Evergreen Alabama Municipal Bond Fund ("Successor Fund") is a series of Evergreen Equity Trust ("Successor Trust"), a Delaware statutory trust.

                       Description of Proposed Transaction

         In the proposed transaction (the "Reorganization"), Successor Fund will acquire all of the assets of Original Fund in exchange for shares of Successor Fund of equivalent value and the assumption of the identified liabilities of Original Fund. Original Fund will then liquidate and distribute all of the Successor Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Original Fund, in complete redemption of all outstanding shares of Original Fund, and promptly thereafter will proceed to dissolve.

                         Scope of Review and Assumptions

         In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization among Successor Trust with respect to Successor Fund, Original Trust with respect to Original Fund and Evergreen Investment Management Company, LLC (the "Reorganization Agreement") to be dated January 3, 2005 which is enclosed in proxy materials to be dated on or about January 26, 2005 and submitted to the Securities and Exchange Commission on or about December 17, 2004, which describes the proposed transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there has been no change in material facts disclosed therein between the date thereof and the date of this opinion. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

                                 Representations

         Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Original Fund and Successor Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                    Opinions

         Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

         1. The transfer of all of the assets of Original Fund in exchange for shares of Successor Fund and assumption by Successor Fund of the identified liabilities of Original Fund followed by the distribution of said Successor Fund shares pro rata to the shareholders of Original Fund in liquidation of Original Fund will constitute a "reorganization" within the meaning of ss. 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and Successor Fund and Original Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

         2. No gain or loss will be recognized by Successor Fund upon the receipt of the assets of Original Fund solely in exchange for Successor Fund shares and the assumption by Successor Fund of the identified liabilities of Original Fund.

         3. No gain or loss will be recognized by Original Fund upon the transfer of its assets to Successor Fund in exchange for Successor Fund shares, the assumption by Successor Fund of the identified liabilities of Original Fund, or upon the distribution (whether actual or constructive) of such Successor Fund shares to the shareholders of Original Fund in exchange for their Original Fund shares.

         4. The shareholders of Original Fund will recognize no gain or loss upon the exchange of their Original Fund shares for Successor Fund shares in liquidation of Original Fund.

         5. The aggregate tax basis of the Successor Fund shares received by each Original Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Original Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Successor Fund shares to be received by each Original Fund shareholder will include the period during which the Original Fund shares exchanged therefor were held by such shareholder (provided the Original Fund shares were held as capital assets on the date of the Reorganization).

         6. The tax basis of the assets of Original Fund acquired by Successor Fund will be the same as the tax basis of those assets to Original Fund immediately prior to the Reorganization, and the holding periods of the assets of Original Fund in the hands of Successor Fund will include the respective periods during which those assets were held by Original Fund.

         The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                              Very truly yours,


                                              /s/ SULLIVAN & WORCESTER LLP

                                              SULLIVAN & WORCESTER LLP